UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85248
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 22, 2005, Amkor Technology, Inc. (the “Company”) entered into a Retirement Separation Agreement and Release (the “Agreement”) with Mr. John N. Boruch, its President and Chief Operating Officer.
Under the Agreement, Mr. Boruch has agreed that for a period of three (3) years he will not provide employment or consulting services to competitors or key customers of the Company and will not solicit employees of the Company or solicit business from key customers of the Company. The Agreement also contains a release of claims in favor of the Company. Additionally, if necessary, Mr. Boruch has agreed to cooperate in providing assistance and information to the Company as may be reasonably requested by the Company and the Company agrees that it shall pay Mr. Boruch at a rate of $2,500 per day in exchange for such cooperation. As part of this Agreement, the Company has agreed to pay Mr. Boruch an amount equal to three (3) years base salary at his current rate which will be paid in a lump-sum amount of $1,823,000 in January 2006. Additionally, approximately 45,000 unvested options currently held by Mr. Boruch will become fully vested and the exercise period for all outstanding stock options held by Mr. Boruch will be extended until the earlier of December 31, 2008 or the expiration of the option under its applicable terms. The Company will also transfer to Mr. Boruch the title to the company car being used by Mr. Boruch. Furthermore, if Mr. Boruch timely elects to continue his health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will reimburse Mr. Boruch for all COBRA premiums for eighteen (18) months unless COBRA coverage earlier terminates.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Pursuant to the Agreement described above in Item 1.01, Mr. Boruch will retire from the board of directors of the Company and as its President and Chief Operating Officer, effective December 30, 2005.
A copy of the press release relating to the retirement of Mr. Boruch is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d)     Exhibits.

99.1	Press Release issued on December 22, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/Kenneth T. Joyce
Kenneth T. Joyce
Chief Financial Officer

Date: December 22, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued on December 22, 2005.